EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion in the Registration Statement on Form SB-2 of our report dated January 31, 2006 (as to Note L, February 28, 2006) relating to our audit of the December 31, 2005 financial statements, which report included an explanatory paragraph relating to the Company's ability to continue as a going concern, included in the Annual Report on Form 10-KSB of SyntheMed, Inc. for the year ended December 31, 2005.

Eisner LLP

New York, New York
May 30, 2006